EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

MidSouth, N.A.

 Louisiana

Financial Services of the South, Inc.

 Louisiana

MidSouth Statutory Trust I

Connecticut

MidSouth Statutory Trust II

Delaware

MidSouth Bank Texas, N.A.

Texas